March 31, 1995


Addington Resources, Inc.
1500 North Big Run Road
Ashland, Kentucky  41102

Re:   Addington Resources, Inc. Restated Stock Option Plan

Gentlemen:

     We refer to the Addington Resources, Inc. Restated Stock Option Plan (the "Plan"), pursuant to which Addington Resources, Inc. (the "Company") may issue (i) up to 1,500,000 shares of the Company's common stock (the "Common Stock"), including 500,000 shares of Common Stock (the "Shares") covered by the Registration Statement on Form S-8 filed by the Company pursuant to the Securities Act of 1993, as amended (the "Act"), to which this opinion is an exhibit, and (ii) such indeterminate number of additional Shares as may be issuable to avoid dilution upon the occurrence of certain events specified in the Plan.

     We have acted as counsel to the Company in connection with the preparation of the Registration Statement. As such counsel, we have examined originals, or copies certified to our satisfaction, of the Plan, the Company's Certificate of Incorporation and Bylaws, such agreements, documents, certificates and other statements of government officials and corporate officers and representatives, and other papers as we have deemed relevant and necessary as a basis for our opinion. In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies. In addition, as to matters of fact only, we have relied to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance upon exercise of the options under the Plan, and when the Shares are issued, delivered and paid for, upon the exercise of options granted pursuant to the Plan, they will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.



                   Very truly yours,

                   BROWN, TODD & HEYBURN PLLC


                   By /s/ James A. Giesel
                   James A. Giesel, Member